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                 [LETTERHEAD OF ADVANCED MICRO DEVICES, INC.]



NEWS RELEASE


                                      For further information:
                                      Chuck Mulloy, AMD
                                      (408) 749-5481
                                             or
                                      John Thompson, Intel
                                      (408) 765-1279


                 ADVANCED MICRO DEVICES AND INTEL SIGN PATENT
                            CROSS-LICENSE AGREEMENT


SUNNYVALE, CA ... January 5, 1996 ... Advanced Micro Devices (AMD) and Intel today announced that they have signed a five-year, comprehensive patent cross-license agreement. The companies had agreed to negotiate the license as a result of a litigation settlement announced in January 1995.

The new agreement follows a patent cross-license arrangement between the companies that expired at the end of 1995. Effective January 1, 1996, the new pact gives AMD and Intel the rights to use each others' patents and certain copyrights, exclusive of microprocessor microcode copyrights. AMD agreed in the January 1995 settlement agreement that it would not use Intel microcode beyond the Intel 486(TM) processor code.

The cross-license is royalty-bearing for products that use certain technologies, though specific financial terms were not disclosed.

"Licensing is one way of ensuring others respect our intellectual property," said Craig Barrett, Intel's chief operating officer. "It also allows us to provide our shareholders with a continuing return on the massive investments we make on their behalf."



                                    More...


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"This agreement ensures that AMD has legal rights to all the enabling Intel intellectual property necessary to continue providing our customers with competitive products that are fully software compatible with the Intel instruction set," said W.J. Sanders III, chairman and chief executive officer of AMD.

Focusing on the personal and networked computing and communications markets, Advanced Micro Devices, Inc., produces microprocessors and related peripherals, flash memories, programmable logic devices, and circuits for telecommunications and networking applications. Founded in 1969, AMD reported 1994 revenues of $2.1 billion. With headquarters in Sunnyvale, California, AMD has sales offices worldwide and manufacturing facilities in Sunnyvale; Austin, Texas; Bangkok, Thailand; Penang, Malaysia; Singapore and Aizu-Wakamatsu, Japan.

Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking and communications products.



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